Exhibit 10.10

October 29, 2009

Mr. Robert Box, COO

ADS Alliance Data Systems, Inc.

220 W. Schrock Road

Westerville, OH 43081

RE: 220 W. Schrock Rd., Westerville, OH Lease Renewal

Dear Mr. Box:

I am writing to confirm our agreement on the principal terms of a renewal of the above referenced lease. Specifically, the lease would continue under its current terms, except that:

(i)	The expiration date would be extended to May 31, 2014;

(ii)	Alliance Data would have an option to extend the lease from June 1, 2014 to May 31, 2019, at a Fixed Minimum Rent of $10.14/s.f.;

(iii)	Continental/Landlord would provide a Tenant Improvement Allowance of $200,000 for the renovation of restrooms described in plans provided by Alliance Data. Terms for distribution of these funds shall be further described in the lease amendment. Work would be controlled and performed by alliance Data per the plans it recently submitted to Continental/Landlord. Alliance Data would be responsible for all permits and fees associated with improvements; and

In addition, Continental/Landlord would use its best efforts to persuade the City of Westerville to extend the incentives dated July 2006. However, items (i) through (iii) are not contingent on the success of those efforts.

If you have any questions, please feel free to call me at (614) 883-1066. On behalf of Continental and the Landlord we look forward to continuing our relationship with Alliance Data. Thank you for your time and consideration. If this is acceptable, please acknowledge below and we will draft a lease amendment immediately for your review.

This non binding offer is open for acceptance until Friday, November 13, 2009. Neither Landlord or Tenant will be bound to any terms and conditions until lease amendment is executed and delivered by the parties herein.

Sincerely,

CONTINENTAL REALTY, LTD.	Approved by ADS Alliance Data Systems, Inc.

/s/ Thomas J. Sugar	/s/ Robert Box - COO